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                                  May 29, 1997
Board of Directors
CVF Corp.
300 International Drive, Suite 100
Williamsville, NY 14221

Ladies and Gentlemen:

     We have been retained as Special Counsel by CVF Corp., a Nevada corporation ("the Company") to render an opinion as to the authorization and issuance of shares of the Company's Common Stock and Series "A" Preferred Stock from the date of its formation through September 30, 1995. The Company was formed under the laws of the State of Utah on January 10, 1986 under the name of Sierra Growth. In December 1993, the Company changed its domicile to the State of Nevada and its name to Western Growth Corporation in connection with a reincorporation merger. In September 1995, the Company changed its name to CVF Corp. pursuant to an amendment to its Articles of Incorporation filed with the office of the Nevada Secretary of State.

     As such Special Counsel, we have examined and are familiar with (i) the Company's Articles of Incorporation, as amended, existing prior to and as of September 30, 1995 (ii) the Company's By-Laws existing prior to and as of September 30, 1995, and (iii) the minutes of the meetings of the stockholders and directors of the Company held from the date of its formation through September 30, 1995.

     As to factual matters material to our opinions, we have relied upon the representations and warranties of the Company made to us in September 1995, upon certificates of persons who were the officers of the Company as of September 12, 1995 and upon certificates of public officials, which certificates were issued in September 1995 and prior thereto. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies. We have also relied on Company records and have assumed the accuracy and completeness thereof for matters occurring prior to September 30, 1995.

     We express no opinion as to the laws of any jurisdiction other than those of the United States of America, and the Business Corporation Act of the State of Nevada.

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Board of Directors
CVF Corp.
May 29,1997
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     Based on the foregoing, it is our opinion that:

     1. The shares of the Company's Common Stock, $.001 par value, issued and outstanding as of September 30, 1995, were duly authorized, validly issued, fully paid and non-assessable at the time of issuance.

     2. The shares of the Company's Series "A" Preferred Stock, $25.00 stated value, issued and outstanding as of September 30, 1995 were duly authorized, validly issued, fully paid and non-assessable at the time of issuance.

     This opinion letter speaks only as of the date hereof and only as to the shares of the Company's Common Stock and Series "A" Preferred Stock issued and
outstanding as of September 30, 1995.   The opinions and other statements
expressed herein above shall not be deemed to relate to facts and conditions prevailing, or any law in effect, at any time after the date hereof. This opinion is rendered only to you and is solely for your benefit in connection with the filing of a Form 10-SB, and any amendments thereto, with the Securities and Exchange Commission. This opinion may not be relied upon by you for any other purpose or by any other person, firm, or corporation for any purpose without our prior written consent.

                                             Sincerely,

                                             COHNE, RAPPAPORT & SEGAL, P.C.